EXHIBIT 21

BRE PROPERTIES, INC.

SUBSIDIARIES OF THE REGISTRANT

Name	State of Jurisdiction
Corporate Subsidiaries of the Company:
BRE/Alliance Services, Inc.	Maryland
BRE Builders, Inc.	Delaware
BRE Investments Inc.	Maryland
Home Plan Inc.	Delaware

Limited Liability Company Subsidiaries of the Company:
BRE Property Investors LLC	Delaware
Cambridge Park LLC	California
Home Plan LLC	Delaware
Emerald Pointe Apartments, LLC	Delaware
Meridian Apartments, LLC	Delaware
SMV / BRE Partners LLC	Delaware
BRE – FMCF LLC	Delaware
Walnut Creek Transit Lifestyle Associates, LLC	Delaware

Non-Subsidiary Entities in which the Company owns an interest
ITCR Villa Verde Limited Partnership	Texas
Palm Shadows LLC	California
Pinnacle at Queen Creek LLC	Delaware
Pinnacle Galleria LLC	Delaware
Riverview LLC	California
Vallejo Highlands Associates L.P.	California
Vallejo Somerset L.P.	Texas